Exhibit (a)(5)(ii)

IMPORTANT INFORMATION:

An offer to purchase all of the issued and outstanding registered shares of Foster Wheeler AG (the “Offer”) is being made by AMEC plc (the “Offeror”) through AMEC International Investments BV, a wholly-owned subsidiary of the Offeror.

This material is for informational purposes only and does not constitute or form part of an offer to sell or the solicitation of an offer to buy or subscribe to any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This material is not an offer of securities for sale into the United States. No offering of securities shall be made in the United States except pursuant to registration under the US Securities Act of 1933, or an exemption therefrom.

In connection with the Offer, the Offeror has filed a registration statement on Form F-4, which includes a prospectus, and a Tender Offer statement on Schedule TO (the “Schedule TO”). The Offer is being made exclusively by means of, and subject to, the terms and conditions set out in, an offer document containing and setting out the terms and conditions of the Offer (the “Offer Document”) and a letter of transmittal and form of acceptance (the “Acceptance Forms”) which have been delivered to Foster Wheeler AG, filed with the United States Securities and Exchange Commission (the “SEC”) and mailed to Foster Wheeler AG shareholders.

The release, publication or distribution of this material in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this material is released, published or distributed should inform themselves about and observe such restrictions.

SHAREHOLDERS OF FOSTER WHEELER AG ARE URGED TO READ ALL DOCUMENTS REGARDING THE OFFER WHEN THEY BECOME AVAILABLE (INCLUDING THE EXHIBITS THERETO) AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER.

The Offer Document, the Schedule TO and other related documents filed by the Offeror and Foster Wheeler AG are available electronically without charge at the SEC’s website, www.sec.gov. Materials filed with the SEC may also be obtained without charge at the Offeror’s website, www.amec.com or at Foster Wheeler’s website www.fwc.com, respectively.

While the Offer is being made to all holders of Foster Wheeler AG common shares, this material does not constitute an offer or a solicitation in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made in, nor will deposits be accepted in, any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer in any such jurisdiction.

Forward-looking statements

This material contains statements which constitute “forward-looking statements”. Forward-looking statements include any statements related to the expected benefits or estimated synergies resulting from a transaction with Foster Wheeler and are generally identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “will,” “may,” “continue,” “should” and other similar expressions. Forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of AMEC, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking statements.

AMEC does not undertake to update any of the forward-looking statements after this date to conform such statements to actual results, to reflect the occurrence of anticipated results or otherwise.

The following was posted on AMEC’s intranet (AMECnet) and on AMEC’s and Foster Wheeler’s common site (www.amecandfosterwheeler.com) on October 7, 2014:

Formal offer for Foster Wheeler published

I am delighted to tell you that we have published our formal offer documents for Foster Wheeler, inviting our shareholders to vote in support of our plans and the Foster Wheeler shareholders to accept our offer.

The shareholders will now have the opportunity to review a considerable amount of information on both companies. If all goes well, we hope to close the deal by early to mid November.

The intervening months since we originally announced our offer for Foster Wheeler in February have served to strengthen my belief that it is a compelling proposition for our shareholders, customers and ourselves. To some, it may seem like a long time since the announcement; however, there was a great deal of work to be done by many people involved in the transaction.

Let me remind you of the key anticipated benefits of the combination:

•                  Positioning AMEC to serve across the whole oil and gas value chain, adding mid and downstream capabilities to AMEC’s existing upstream focus and bringing new customer relationships

•                  Improved geographic footprint, more than doubling AMEC’s current revenues in the Growth Regions, increasing AMEC’s Latin America exposure and bringing scale benefits

•                  Significant revenue synergies, including cross-selling services to the combined customer base, such as expanding the brownfield and environmental service offered internationally into the mid and downstream markets

•                  Retaining AMEC’s low-risk and cash generative business model. Foster Wheeler has a similar business model, with predominantly cost-plus contracting and an asset-light engineering and project management business

•                  Combining two highly skilled workforces with industry-leading engineering and project management expertise

•                  Adding a robust and profitable power equipment business with a solid backlog of orders.

As usual, I will keep updating you on any future progress as much as I can, on AMECnet and on the common site. LINK

I am very excited about developments related to our planned combination and the bright future ahead of all of us.

Samir Brikho